Exhibit 99.1

NEWS RELEASE

August 14, 2014	OTCQX: DPDW

DEEP DOWN REPORTS FIRST QUARTER 2014 RESULTS

HOUSTON, August 14, 2014 /PRNewswire/ -- Deep Down, Inc. (OTCQX: DPDW) ("Deep Down" or the "Company"), an oilfield services company specializing in complex deepwater and ultra-deepwater oil production distribution system support services, today reported financial results for the quarter ended June 30, 2014.

OPERATING RESULTS

For the second quarter of 2014, Deep Down reported a net loss of $1.2 million, or $0.08 loss per diluted share, compared to net income of $1.0 million, or $0.10 income per diluted share, for the second quarter of 2013.

Revenues for the second quarter of 2014 and 2013 were $5.8 million and $9.2 million, respectively. The $3.4 million decrease (37 percent) is the result of the 2013 period being unusually high. Additionally, projects valued in excess of $17.0 million were delayed during the second quarter of 2014, resulting in lower revenues of approximately $7.0 million.

Gross profit as a percentage of revenues for the second quarter of 2014 and 2013 was 29 percent and 38 percent, respectively. The nine percentage point decrease in gross profit was due primarily to the delay of several lump sum projects just discussed. The delay of these projects negatively impacted the gross margin by approximately $2.6 million.

Selling, general and administrative expenses (“SG&A”) for the second quarter of 2014 was $2.8 million, or 48 percent of revenues. SG&A for the second quarter of 2013 was $2.4 million, or 26 percent of revenues. The $0.4 million increase in SG&A is due primarily to quality, project management, engineering, shop improvements related to safety systems, increased security costs and an increase in bad debt expense.

A significant portion of the increase was due to the impact of the decision to delay a Latin America regional operation in Panama, which included a $0.2 million accrual of all related costs, and an increase in security costs at the new facility of $0.1 million.

The Company's management evaluates its financial performance based on a non-GAAP measure, Modified EBITDA, which consists of earnings (net income or loss) available to common shareholders before net interest expense, income taxes, depreciation and amortization, and other non-cash and non-recurring charges. Modified EBITDA was $(0.3) million for the second quarter of 2014 vs. $1.7 million for the second quarter of 2013. The $2.0 million decrease in Modified EBITDA was due to a $1.8 million decrease in gross profit before depreciation due to reasons previously discussed, and a $0.2 million increase in SG&A before Panama exit costs and share-based compensation expense, also due to reasons previously discussed.

LIQUIDITY / CAPITAL RESOURCES

In the third quarter of 2013, in a private placement, we issued 4.4 million shares of our common stock raising net cash proceeds of $7.6 million. Effective April 15, 2014, we completed the renewal of our bank credit facility. At June 30, 2014, we had working capital of $15.1 million, including cash and cash equivalents of $5.7 million. Because of these factors, and because of cash we expect to generate from operations, we believe that we will have adequate liquidity to meet our future operating requirements.

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EXECUTIVE MANAGEMENT

Ronald E. Smith, Chief Executive Officer, stated, “Although our second quarter results were not what we had hoped, there is more to the story than meets the eye. The disappointing revenue and gross profit figures were caused primarily by customer requested delays in several of our large fixed-price contracts.  Had these delays not occurred and we had met our contract delivery dates, we would have added approximately $7.0 million to revenue and approximately $2.6 million to gross profit in the quarter. We are hopeful that as these delays abate, the effect of completing these projects for our customers will have a positive effect on the third and fourth quarters of 2014.

“Our balance sheet remains strong, and we continue to replenish our backlog, which is currently at approximately $28.5 million as of July 31, 2014. We are fully operational at our new facility and sufficiently staffed with the right people. Relations with our customers has never been better, and we are poised to generate excellent financial results for the remainder of 2014.”

About Deep Down, Inc.

Deep Down, Inc. is an oilfield services company serving the worldwide offshore exploration and production industry. Deep Down's proven services and technological solutions include distribution system installation support and engineering services, umbilical terminations, loose-tube steel flying leads (LSFL), installation buoyancy, ROVs and tooling, marine vessel automation, control, and ballast systems. Deep Down supports subsea engineering, installation, commissioning, and maintenance projects through specialized, highly experienced service teams and engineered technological solutions. The company's primary focus is on more complex deepwater and ultra-deepwater oil production distribution system support services and technologies, used between the platform and the wellhead. More information about Deep Down is available at www.deepdowncorp.com.

Forward-Looking Statements

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company's filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

For Further Information

Investor Relations

Casey Stegman

casey@stonegateinc.com

Stonegate Inc.

972.850.2001

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DEEP DOWN, INC.

SUMMARY FINANCIAL DATA

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
(in thousands, except per share amounts)
Results of operations data:
Revenues	$5,847	$9,156	$12,010	$15,314
Cost of sales	4,134	5,636	8,048	9,628
Gross profit	1,713	3,520	3,962	5,686
Total operating expenses	2,843	2,399	5,023	4,294
Operating (loss) income	(1,130)	1,121	(1,061)	1,392
Total other (expense) income	(68)	(50)	244	(76)
(Loss) income before income taxes	(1,198)	1,071	(817)	1,316
Income tax benefit (expense)	18	(49)	9	(70)
Net (loss) income	$(1,180)	$1,022	$(808)	$1,246

Net (loss) income per share, basic and diluted
Basic	$(0.08)	$0.10	$(0.05)	$0.12
Diluted	$(0.08)	$0.10	$(0.05)	$0.12

Weighted-average shares outstanding:
Basic	15,215	10,324	15,227	10,238
Diluted	15,215	10,324	15,227	10,238

Modified EBITDA data:
Net (loss) income	$(1,180)	$1,022	$(808)	$1,246
Add back interest expense, net	48	54	109	91
Add back depreciation and amortization	396	385	806	764
(Deduct) add back income tax (benefit) expense	(18)	49	(9)	70
Add back Panama exit costs accrual	192	–	192	–
Add back share-based compensation	300	235	435	275
Modified EBITDA	$(262)	$1,745	$725	$2,446

(in thousands)
Cash flow data:
Cash provided by (used in):
Operating activities			$1,267	$(874)
Investing activities			198	99
Financing activities			(1,012)	358

	June 30, 2014	December 31, 2013
(in thousands)
Balance sheet data:
Cash and cash equivalents	$5,713	$5,260
Current assets	19,254	16,614
Current liabilities	4,204	4,705
Working capital	15,050	11,909
Total assets	37,049	38,302
Total debt	4,085	4,934
Total liabilities	7,347	7,923
Stockholders' equity	29,702	30,379

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